Exhibit 107

Calculation of Filing Fee Tables

Form F-1

Virax Biolabs Group Limited

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered and Carry Forward Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered(1)	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price(1)	Fee Rate	Amount of Registration Fee
Newly Registered Securities
Fees to be Paid	Equity	Ordinary shares, par value US$0.0001 per share(1)(2)	Rule 457(c)	172,500	$5.00	$862,500.00	0.0000927	$79.96
	Equity	Underwriter’s Warrants(2)(3)(4)	Rule 457(g)	-	-	-	-	-
	Equity	Ordinary shares underlying Underwriter’s Warrants(4)	Rule 457(g)	12,075	$6.25	$75,468.75	0.0000927	$6.99
Fees Previously Paid	Equity	Ordinary shares, par value US$0.0001 per share(1)(2)	Rule 457(o)	1,380,000	$5.00	$6,900,000.00	0.0000927	$639.63
	Equity	Underwriter’s Warrants(2)(3)(4)	Rule 457(g)	-	-	-	-	-
	Equity	Ordinary shares underlying Underwriter’s Warrants(4)	Rule 457(g)	96,600	$6.25	$603,750.00	0.0000927	$55.97
	Equity	Ordinary shares, par value US$0.0001 per share(5)	Rule 457(c)	1,944,784	$5.00	$9,723,920.00	0.0000927	$901.41
	Total Offering Amounts				$5.00	$18,165,638.75	0.0000927	$1,683.96
	Total Fees Previously Paid							$1,774.97
	Total Fee Offsets							$1,683.96
	Net Fee Due							-

(1)	Estimated solely for the purpose of calculating the amount of the registration fee pursuant to Rule 457(o) under the Securities Act of 1933 (the “Securities Act”), as amended. Includes the Ordinary Shares that the underwriters have the option to purchase to cover any over-allotments.

(2)	Pursuant to Rule 416 under the Securities Act, as amended, there is also being registered hereby such indeterminate number of additional Ordinary Shares of the Registrant as may be issued or issuable because of stock splits, stock dividends, stock distributions, and similar transactions.

(3)	No fee required pursuant to Rule 457(g) under the Securities Act.

(4)	Represents Ordinary Shares underlying one or more warrants (the “Representative’s Warrants”) issuable to the representative of the several underwriters to purchase up to an aggregate of 7% of the Ordinary Shares sold in the offering at an exercise price of 125% of the public offering price per share. The Representative’s Warrants will be exercisable upon issuance, will have a cashless exercise provision and will terminate five years from the commencement of sales of the public offering.

(5)	This Registration Statement also covers the resale under a separate resale prospectus (the “Resale Prospectus”) by selling stockholders of the Registrant of up to 1,944,784 Ordinary Shares previously issued to the selling stockholders as named in the Resale Prospectus. Estimated solely for purposes of calculating the registration fee pursuant to Rule 457(c) under the Securities Act of 1933, as amended.